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           AMERICAN BUSINESS FINANCIAL SERVICES, INC. AND SUBSIDIARIES
       EXHIBIT 12 - COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in thousands)

         The following table sets forth the ratio of earnings to fixed charges of the Company for the nine months ended March 31, 2000 and March 31, 1999 and the five fiscal years ended June 30, 1999 computed by dividing net fixed charges
(interest expense on all debt plus the interest element of operating leases)
into earnings (income before income taxes and fixed charges).
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
                                           Nine Months Ended
                                               March 31,                         For Fiscal Years Ended
                                         --------------------     ------------------------------------------------------------
                                           2000         1999        1999         1998         1997         1996         1995
                                         --------    --------     --------      --------     --------     -------      -------
Net Earnings..........................   $ 11,463    $ 10,427     $ 14,088      $ 11,455     $  5,940     $  2,319     $   581

Income tax expense....................      7,642       5,704        7,763         6,435        3,062          802         313

Interest charges......................     26,175      15,674       22,427        13,190        5,175        2,668       1,213

Amortization of debt issuance costs...      1,111         831        1,012         1,171          535          505         436

Interest portion of rental expense....        231         123          232           136           40           32          16
                                         --------    --------     --------      --------     --------     -------      -------

Earnings available to cover fixed
  Charges.............................   $ 46,622    $ 32,759     $ 45,522      $ 32,387     $ 14,752     $  6,326    $  2,559
                                         ========    ========     ========      ========     ========     ========    ========

Fixed charges.........................

    Interest charges..................     26,175      15,674       22,427        13,190        5,175        2,668       1,213

    Amortization of debt issuance
      costs...........................      1,111         831        1,012         1,171          535          505         436

   Interest portion of rental expense.        231         123          232           136           40           32          16
                                         --------    --------     --------      --------     --------     -------      -------




      Total fixed charges.............   $ 27,517    $ 16,628     $ 23,671      $ 14,497     $  5,750     $  3,205    $  1,665
                                         ========    ========     ========      ========     ========     ========    ========


Ratio of earnings to fixed charge.....       1.69        1.97         1.92          2.23         2.56         1.97        1.54
                                         ========    ========     ========      ========     ========     ========    ========

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